Exhibit 5.11

THE STEWART LAW FIRM

A Limited Liability Limited Partnership

www.stewartlaw.pro

Reply to:  NEVADA

WILMINGTON, DELAWARE	LAS VEGAS, NEVADA:

Nemours Building, Suite 1400	2520 St. Rose Parkway
1007 Orange Street	Suite 211
Wilmington, DE 19801	Henderson, NV 89074
TELEPHONE: (302) 652 - 5200	TELEPHONE: (702) 836 - 3500
FAX: (302) 652 - 7211	FAX: (702) 446 - 8030

April 9, 2010

NCO Group, Inc.

507 Prudential Road

Horsham, Pennsylvania  19044

Re:          Registration Statement on Form S-1

Ladies and Gentlemen:

We have been requested to render an opinion on behalf of each of the subsidiaries of NCO Group, Inc., a Delaware corporation (“NCO”), listed on Schedule A attached hereto (collectively, the “Guarantors”), in our capacity as special Nevada counsel for the Guarantors for purposes of giving the opinions hereinafter set forth in connection with the filing of a Registration Statement on Form S-1 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (as may be amended or supplemented from time to time, the “Registration Statement”), relating to the registration of (i) an indeterminate amount of NCO’s Floating Rate Senior Notes due 2013 and NCO’s 11.875% Senior Subordinated Notes due 2014 (collectively, the “Notes”) and (ii) the guarantees by the Guarantors of the Notes (the “Guarantees”) and (iii) the guarantees by other subsidiaries of NCO of the Notes, in each case to be offered solely for market-making purposes by an affiliate of NCO.  The Notes and the Guarantees were issued under the Indentures dated as of November 15, 2006 (as amended, supplemented or otherwise modified, the “Indentures”) by and among NCO, the guarantors named therein, and The Bank of New York Mellon as successor trustee to The Bank of New York, as trustee (the “Trustee”).

For purposes of giving such opinions, our examination of documents has been limited to the examination of originals or copies of the following:

(a)         The Indentures, including but not limited to the Seventh Supplemental Indentures each dated March 24, 2010 (the “Seventh Supplemental Indentures”) by and among the New Guarantors (as defined in the Seventh Supplemental Indentures), NCO and the Trustee;

(b)         A signed Certificate of Assistant Secretary of each Guarantor, dated as of April 9, 2010, together with the attachments thereto (the “Officers’ Certificates”); and

(c)         Certificates of Existence with Status in Good Standing, dated April 2, 2010, issued by the Secretary of State of the State of Nevada (the “Nevada SOS”) with respect to the Guarantors (the “Certificates of Good Standing”).

Capitalized terms used but not otherwise expressly defined herein have the respective meanings assigned to them in the Registration Statement.

In rendering the opinions expressed herein, we have assumed the authenticity of all records, certificates, instruments, agreements and other documents submitted to us as originals, the conformity with the originals of all records, certificates, instruments, agreements and other documents submitted to us as certified, conformed, faxed, e-mailed (including by e-mail attachment) or photocopies thereof and the authenticity of the originals of such latter records, certificates, instruments, agreements and other documents.

We have further assumed: (i) except to the extent set forth in our opinion in Paragraph 1 below, the due organization, valid existence and good standing of each entity that is a party to the Indentures under the laws of the jurisdiction of its organization; (ii) except to the extent set forth in our opinion in Paragraphs 2 and 3 below, the due authorization, adoption, approval, execution, and delivery, as applicable, of each of the Indentures by each of the parties thereto; (iii) that each Indenture constitutes the legal, valid and binding obligation of each of the parties thereto and is enforceable against each such party in accordance with its terms; (iv) the legal capacity of each natural person identified in each of the records, certificates, instruments, agreements and other documents examined by us; and (v) the genuineness and authenticity of all signatures on all such records, certificates, instruments, agreements and other documents.

In addition, in rendering the opinions expressed herein, (i) we have examined certificates of representatives of the Guarantors, certificates of public officials and such other instruments, agreements and documents as are in our judgment necessary or appropriate to enable us to render the opinions expressed herein, and (ii) as to questions of fact material to the opinions expressed herein, and as to factual matters arising in connection with our examination of the aforesaid materials, we have relied, to the extent we deemed appropriate, upon the factual representations and warranties contained in the Indentures, the Guarantors’ filings of record with the Nevada SOS, and the certificates, instruments, agreements and documents given, executed or entered into by any one or more of the managers, officers, or representatives of the Guarantors including, without limitation, the Officers’ Certificates.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion, as of the date hereof, that under Nevada law:

1.             Each Guarantor is validly existing and in good standing under the laws of the State of Nevada.

2.             Each Guarantor has the power and authority to enter into, execute and deliver, or issue, as the case may be, the Indentures or the Seventh Supplemental Indentures, as applicable, and the Guarantees to which each Guarantor is a party and to perform its obligations thereunder.

3.             The Indentures have been duly authorized, executed and delivered by each of the Guarantors except NCOP XI, LLC (“NCOP XI”) and NCOP XII, LLC (“NCOP XII”).  The Seventh Supplemental Indentures have been duly authorized, executed and delivered by NCOP XI and NCOP XII.  NCOP XI and NCOP XII have duly acceded as parties to the Indentures by their respective execution and delivery of the Seventh Supplemental Indentures.

4.             The issuance of the Guarantees has been duly authorized by each of the Guarantors.

5.             The execution and delivery or issuance, as the case may be, of the Indentures or the Seventh Supplemental Indentures, as applicable, and the Guarantees by each Guarantor will not violate any provision of its respective Charter Documents or any laws, rules or regulations of the State of Nevada applicable to the Guarantors.  For purposes of this opinion, the term “Charter Documents” means Articles of Organization and Operating Agreements currently in effect for each Guarantor.

The opinions expressed herein are further subject to, and qualified by, the following assumptions, exceptions, qualifications and limitations:

A.            The opinions expressed herein are limited exclusively to matters under and governed by the internal laws of the State of Nevada.  In respect to such laws, in addition to all other limitations set forth herein, such opinions are limited to laws which, in our experience, are normally applicable to the transactions contemplated by the Indentures.  References herein to the “internal laws” of a jurisdiction are to the laws of that jurisdiction, other than (i) that jurisdiction’s choice-of-law statutes and rules, (ii) the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and political subdivisions (whether created or enabled through legislative action at the federal, state, regional or local level), and (iii) statutes, laws, rules and regulations relating to (a) pollution or protection of the environment, (b) zoning, land use, building or construction, (c) operation of any asset or property, (d) labor, employment, employee rights and benefits or occupational safety and health, (e) utility regulation or regulation of matters pertaining to the acquisition, transportation, transmission, storage or use of energy sources used in connection therewith, (f) copyrights and patents, (g) antitrust, (h) taxation, (i) consumer protection, (j) bankruptcy, and (k) securities laws, in each case with respect to each of the foregoing (x) as interpreted, construed or enforced pursuant to any judicial, arbitral or other decision or pronouncement, (y) as enacted, promulgated or issued by, or otherwise existing in effect in, any jurisdiction, including, without limitation, the United States of America and any State of the United States of America, and (z) including, without limitation, any and all authorizations, permits, consents, applications, licenses, approvals, filings, registrations, publications, exemptions and the like required by any of them.

B.            In rendering the opinions expressed in paragraph 1 above relating to valid existence and good standing, we have relied solely upon a review of the Certificates of Good Standing.

C.            We have relied solely upon the Officers’ Certificates in rendering (i) the opinion expressed in paragraph 3 above relating to the due delivery of the Indentures by each of the Guarantors except NCOP XI and NCOP XII, and (ii) the opinion expressed in paragraph 3 above relating to the due delivery of the Seventh Supplemental Indentures by NCOP XI and NCOP XII.

D.            We do not express any opinion with respect to any other instrument, agreement or other document that may be referenced in the Indentures, other than the Guarantees.

*                              *                              *

The opinions expressed herein represent our best legal judgment and are based upon the facts and assumptions set forth herein and upon existing Nevada law, which are subject to change either prospectively or retroactively.  We have no obligation to update our opinions for events or changes in the current facts or law (or the effect thereof on the opinions expressed herein) occurring after the date hereof.  Our opinions are in no way binding on any jurisdiction, court, government or agency.  Our opinions are limited to the matters expressly stated herein, and no opinion is to be inferred or may be implied beyond the matters expressly stated.  The opinions expressed herein are as of the date hereof (and not as of any other date) or, to the extent a reference to a certificate, report or other document is made herein, to any date contained in any such certificate, report or other document, and we make no undertaking to amend or supplement such opinions as facts and circumstances come to our attention or changes in the law occur which could affect such opinions.

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This letter is furnished by this firm as special Nevada counsel to the Guarantors solely for your benefit for use in connection with the transactions contemplated by the Registration Statement to which each Guarantor is a party and may be relied upon by you solely in connection therewith.  We assume no obligation to advise you of any changes to the foregoing opinion subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included therein.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.  We understand and agree that Blank Rome LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Very truly yours,

/s/ The Stewart Law Firm

The Stewart Law Firm
A Limited Liability Limited Partnership

Schedule A

List of Guarantors

Name	D/B/A	F/K/A	State of Incorporation or Organization
NCOP I, LLC	NCO Portfolio Management	NCOP I, Inc.	Nevada
NCOP II, LLC	NCO Portfolio Management	NCOP II, Inc.	Nevada
NCOP III, LLC	NCO Portfolio Management	NCOP III, Inc.	Nevada
NCOP IV, LLC	NCO Portfolio Management	NCOP VI, Inc.	Nevada
NCOP V, LLC	NCO Portfolio Management	NCOP V, Inc.	Nevada
NCOP VI, LLC	NCO Portfolio Management	NCOP VI, Inc.	Nevada
NCOP VII, LLC	NCO Portfolio Management	NCOP VII, Inc.	Nevada
NCOP XI, LLC	NCO Portfolio Management		Nevada
NCOP XII, LLC	NCO Portfolio Management		Nevada